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                                                                     EXHIBIT 4.5


                        Edwards Lifesciences Corporation
                          Employee Stock Purchase Plan
                          For International Employees

                           (Effective April 1, 2000)




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                        Edwards Lifesciences Corpration
                          Employee Stock Purchase Plan
                          For International Employees

                           (Effective April 1, 2000)

                               ARTICLE I-PURPOSE

1.01.  Purpose

The Edwards Lifesciences Corporation Employee Stock Purchase Plan for International Employees is intended to provide a method whereby certain employees of Edwards Lifesciences Corporation and its participating subsidiary corporations (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company ("Stock").

                             ARTICLE II-DEFINITIONS


2.01.  Base Pay

"Base Pay" shall mean regular straight-time earnings plus commissions (where legally permissible and administratively feasible) and payments in lieu of regular earnings and any legally mandated bonus or other pay. In the case of a part-time hourly employee, such employee's base pay during an Offering shall be determined by multiplying such employee's hourly rate of pay by the number of regularly scheduled hours of work for such employee during such Offering.

2.02.  Committee

"Committee" shall mean the individuals appointed by the Company to administer the Plan as described in Article IX.

2.03.  Conversion Rate

"Conversion Rate" shall mean with respect to any non-U.S. currency, the rate established by the Company's Corporate Treasury Department for purposes of converting such currency to United States dollars.

2.04.  Eligible Employee

"Eligible Employee" means any regular employee of the Company or a participating subsidiary who is not paid from the United States payroll and is scheduled to work 20 or more hours per
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week. Eligible Employee shall also mean any other employee of a participating subsidiary to the extent that local law requires the plan to be extended to such employee. The Committee shall designate the subsidiaries that shall be eligible to participate in the Plan.

2.05.  Enrollment Period

"Enrollment Period" shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions through a Subscription. Unless the Committee determines otherwise, the Enrollment Period with respect to any Offering shall end on the fifteenth day of the month (or the twenty-fifth day of the month for Puerto Rico) immediately preceding the Offering Commencement Date or, if such day is not a business day, the immediately preceding business day, and any Subscription received after such date shall be deemed to be an enrollment in the next following Offering. However, the initial Enrollment Period shall end on the twenty-seventh day of the month immediately preceding the initial Offering Commencement Date, and any Subscription received after such date shall be deemed to be an enrollment in the next following Offering.

2.06.  Offering Commencement Date

"Offering Commencement Date" shall mean April 3, 2000 and, unless determined otherwise by the Committee, the first day of each calendar quarter thereafter.

2.07.  Offering

"Offering" shall mean the quarterly offering of the Company's Stock.

2.08.  Offering End Date

"Offering End Date" shall mean, with respect to each Offering, the day preceding the second annual anniversary of the Offering Commencement Date for such Offering.

2.09.  Participant

"Participant" shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

2.10.  Plan

"Plan" shall mean the Edwards Lifesciences Corporation Employee Stock Purchase Plan for International Employees, as amended from time to time.

2.11.  Purchase Date

"Purchase Date" shall mean with respect to any Offering, the last day of each calendar quarter during the period beginning with the Offering Commencement Date for such Offering and

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ending with the Offering End Date; provided, however, if any such day is not a business day on which trading occurs, the Purchase Date shall be the next preceding business date on which shares of Stock are traded.

2.12.  Subscription

"Subscription" shall mean an Eligible Employee's authorization for payroll deductions made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by voice response, internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.02, each Subscription shall be in effect for 24 months. No more than one Subscription may be in effect for an Eligible Employee during any calendar quarter.

2.13.  Subsidiary Corporation

"Subsidiary Corporation" shall mean any present or future corporation which would be a "subsidiary corporation" of the Company as that term is defined in
Section 424 of the  U.S. Internal Revenue Code.


                   ARTICLE III-ELIGIBILITY AND PARTICIPATION


3.01.  Initial Eligibility

Any individual who is an Eligible Employee on an Offering Commencement Date shall be eligible to participate in the Offering commencing on such date, subject to the terms and conditions of the Plan.

3.02.  Leave of Absence

For purposes of participation in the Plan, a Participant on a leave of absence shall be deemed to be an employee for a period of up to 90 days or, if longer, during the period the Participant's right to reemployment is guaranteed by statute or contract. If the leave of absence is paid, deductions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave. If such a Participant returns to active status within 90 days or the guaranteed reemployment period, as applicable, payroll deductions under the Subscription in effect at the time the leave began will automatically begin again upon the Participant's return to active status unless the Subscription period has expired. If the Participant does not return to active status within 90 days or the guaranteed reemployment period, as applicable, the Participant shall be treated as having terminated employment for all purposes of the Plan. If such individual later returns to active employment as an Eligible Employee, such individual will be treated as a new employee and will be eligible to participate in Offerings commencing after his or her reemployment date by filing a Subscription during the applicable Enrollment Period for such Offering.

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3.03.  Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an option to participate in the Plan which permits the employee's rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

3.04.  Commencement of Participation

An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

3.05.  Participation After Rehire

An Eligible Employee's Subscription will automatically terminate on his or her termination of employment with the Company. If the Eligible Employee terminates employment with a Subscription in effect with respect to an Offering and is rehired prior to the Offering End Date for that Offering, the Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions under such Offering. The Eligible Employee may elect to participate in Offerings commencing after his or her reemployment date by entering a Subscription during the applicable Enrollment Period for such Offering.

3.06.  United States Employees/United States Transfers

Eligible Employees who transfer outside of the United States and are placed on a non-U.S. payroll may not participate in Offerings which had an Offering Commencement Date prior to such transfer, regardless of whether such Eligible Employee was participating in an offering under a stock purchase plan for United States employees prior to the transfer. Such Eligible Employee may participate in Offerings commencing after such transfer, by entering a Subscription during the applicable Enrollment Period for such Offering.

A Participant who transfers to the United States and is placed on the U.S. payroll will be treated as a terminated Participant under this Plan. Such Participant shall have the right to elect, in such form as the Committee may require, prior to the earlier of (i) the three month anniversary of such transfer date, or (ii) the Offering End Date, to buy out the remaining shares in his or her Subscription. For purposes of the Plan, Puerto Rico is not considered U.S. payroll.

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                              ARTICLE IV-OFFERINGS


4.01. Quarterly Offerings

The Plan will be implemented by Offerings beginning on April 3, 2000 and, unless determined otherwise by the Committee, on the first day of each calendar quarter thereafter. Eligible Employees may not have in effect more than one Subscription at a time.

Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

4.02.  Purchase Price

The purchase price per share of Stock under each Offering shall be the lower of:

     (a) 85% of the closing price of the Stock on the Offering Commencement Date or the nearest preceding business day on which trading occurred on the New York Stock Exchange; or

     (b) 85% of the closing price of the Stock on the Purchase Date or the nearest prior business day on which trading occurred on the New York Stock Exchange. If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the next preceding date on which Common Stock was so admitted.

Such purchase price may only be paid with accumulated payroll deductions in
accordance with Article V.   For purposes of the initial Offering, "the closing
price" shall be replaced by "the average of the opening price and closing price" in 4.02(a), above.

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                          ARTICLE V-PAYROLL DEDUCTIONS


5.01.  Amount of Deduction

An Eligible Employee's Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 12% of Base Pay on each payday that the Subscription is in effect.

5.02.  Participant's Account

All payroll deductions made with respect to a Participant shall be credited to his or her recordkeeping account under the Plan. A Participant may not make any separate cash payment into such account. No interest will accrue or be paid on any amount withheld from a Participant's pay under the Plan or credited to the Participant's account. Except as otherwise provided in this Section 5.02, all amounts in a Participant's account will be used to purchase Stock and no cash refunds shall be made from such account. Any amounts remaining in a Participant's account pursuant to the Participant's Subscription election or because of the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

5.03.  Changes in Payroll Deductions

During an Offering period, a Participant may change his or her level of payroll deduction with respect to such Offering within the limits described in Section
5.01 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes); provided, however, if the Participant reduces his or her payroll deductions to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next quarterly Offering to resubscribe to the Plan. Any such discontinuance or change in level shall be effective as soon as administratively practicable.


                         ARTICLE VI-EXERCISE OF OPTION


6.01.  Automatic Exercise

A Participant's option for the purchase of Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The option will be exercised by using the accumulated payroll deductions in the Participant's account as of each such Purchase Date to purchase the number of full and fractional shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02. If the Participant is

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paid in a non-U.S. currency, the Participant's accumulated payroll deductions shall be converted into U.S. dollars using the Conversion Rate in effect on the Purchase Date.

6.02.  Withdrawal From Offering

A Participant may not withdraw the accumulated payroll deductions in his or her account during an Offering period. If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions in the Participant's account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01.

6.03.  Delivery of Stock

Stock purchases under the Plan will be held in an account in the Participant's name in uncertificated form unless certification is requested by the Participant.


                            ARTICLE VII-WITHDRAWAL


7.01.  Effect on Subsequent Participation

A Participant's election to withdraw from any Offering will not have any effect upon the Participant's eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

7.02.  Termination of Employment

Subject to the following provisions of this Section 7.02, upon termination of the Participant's employment for any reason, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions credited to the Participant's account will be used to purchase Stock on the next Purchase Date for the Offering with respect to which such deductions relate. Notwithstanding the foregoing, if the Participant has a Subscription in effect on the Participant's termination of employment, payroll deductions (at the rate in effect on the termination date) shall continue to be made from Base Pay earned prior to termination of employment, if any, that is paid to the Participant after such termination of employment and before the earlier of (i) the three-month anniversary of such termination of employment, or (ii) the Offering End Date of such Offering. Any such payroll deduction shall be used to purchase Stock on the next Purchase Date for the Offering after the deduction is made.

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                               ARTICLE VIII-STOCK


8.01.  Maximum Shares

The maximum number of shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.04, shall be 50,000 shares. If the total number of shares for which options are exercised on any Purchase Date in accordance with Article IV exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

8.02.  Participant's Interest in Option Stock

The Participant will have no interest in Stock covered by an option under the Plan until such option has been exercised.

8.03.  Registration of Stock

Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.


                           ARTICLE IX-ADMINISTRATION


9.01.  Appointment of Committee

The Board of Directors shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan.

9.02.  Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive. The Committee shall also have the authority to determine whether the employees of divisions or subsidiaries of the Company organized or acquired after the Effective Date shall be eligible for participation in the Plan.

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9.03.  Rules Governing the Administration of the Committee

The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

9.04.  Statements

Each Participant shall receive a statement of his account showing the number of shares of Stock held and the amount of cash credited to such account. Such statements will be provided as soon as administratively feasible following the end of each calendar quarter.


                            ARTICLE X-MISCELLANEOUS


10.01.  Transferability

Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant's lifetime, options held by such Participant shall be exercisable only by that Participant.

10.02.  Use of Funds

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions; provided, however, such amounts shall be held in trust or otherwise segregated from the Company's general assets to the extent required under local law.

10.03.  Adjustment Upon Changes in Capitalization

In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for sale under the Plan, (b) the

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number and class of shares or other securities that are subject to outstanding options, and (c) the appropriate market value and other price determinations applicable to options. The Committee shall make all determinations under this
Section 10.03, and all such determinations shall be conclusive and binding.

10.04.  Amendment and Termination

The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Company (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.03); (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan; or (iii) permit the members of the Committee to purchase stock under the Plan.

Upon termination, any cash remaining in Participant accounts will be applied to the purchase of Stock. For purposes of valuing the Stock, the closing price of the Stock on the New York Stock Exchange on the most recent preceding trading day will determine the purchase price. At the discretion of the Board of Directors, Participants will be permitted to exercise their options for any unpurchased shares by either requiring direct payment from the Participants, cashless exercise or any other arrangement deemed appropriate by the Board of Directors.

10.05.  Effective Date

This Plan shall be effective as of April 1, 2000.

10.06.  No Employment Rights

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

10.07.  Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

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10.08.  Governing Law

The law of the State of California will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

IN WITNESS WHEREOF, the company has caused this instrument to be executed on the ___ day of _________________, 2000.

                              EDWARDS LIFESCIENCES CORPORATION

                              By:___________________________

                              Its:__________________________

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